Exhibit 10.4
Revelyst, Inc. Income Security Plan
ARTICLE I
PURPOSE AND TERM
Section 1.01. Purpose. The purpose of this Income Security Plan (this “Plan”) is to provide income security protection to certain executives of the Company in order to (a) ensure that such executives make good corporate decisions with respect to a possible Change in Control of the Company, even if such a Change in Control may have adverse personal consequences (such as the loss of the executive’s employment with the Company), (b) maximize stockholder value by keeping such executives engaged during periods of uncertainty relating to a possible Change in Control, and (c) provide such executives with the ability to transition to new employment if their employment with the Company is terminated as a result of a Change in Control.
Section 1.02. Type of Plan. This Plan is a severance pay plan maintained primarily for the benefit of a select group of management or highly compensated individuals within the meaning of ERISA. This Plan will be administered and interpreted (a) in a manner consistent with such intent and (b) in accordance with Section 409A of the Code and other applicable tax laws and regulations. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or Affiliates will be obligated, directly or indirectly, to any Participant for any taxes that may be imposed on such Participant (i) on account of any amounts due or paid under this Plan or (ii) on account of any failure to comply with any provision of the Code.
Section 1.03. Term; Effect of Change in Control.
(a) This Plan is effective on [●], 2023, (the “Effective Date”) and will continue in effect until this Plan is terminated by the Administrator. The Administrator may terminate this Plan at any time. If a notice terminating this Plan is properly delivered by the Administrator, this Plan, along with all corresponding rights, duties and covenants, will immediately terminate; provided, however, that in the event a Change in Control occurs within 12 months after receipt of such notice, such termination of this Plan will be deemed null and void, and the participation of the Participants in this Plan will not be affected by such notice (unless such termination of this Plan or participation by any Participant herein is required by the terms of any final order or a federal or state court or regulatory agency of competent jurisdiction).
(b) Notwithstanding Section 1.03(a), in the event that a Change in Control occurs during the term of this Plan, the Administrator may not terminate this Plan during the period beginning on the date of such Change in Control through the second anniversary date of the Change in Control. This Plan will thereafter automatically terminate with respect to any Participant who has not experienced a Qualifying Termination prior to such second anniversary.
Capitalized terms used but not otherwise defined in this Article I have the meanings set forth in Article II.
ARTICLE II
DEFINITIONS
“Accountants” has the meaning set forth in Section 6.03.
“Administrator” means the Board or any committee thereof duly authorized by the Board to administer this Plan. The Board may at any time administer this Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator.
“Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company, (ii) any entity that, directly or indirectly though one or more intermediaries, has control over the Company and (iii) any entity in which the Company has a significant equity interest, in each case as determined by the Administrator.

“Anticipatory Period” has the meaning set forth in Section 4.02(b).
“Anticipatory Qualifying Termination” means the termination of a Participant’s employment by the Company without Cause (but not due to the Participant’s death or Disability) or by the Participant for Good Reason, in either case, within 12 months following a Change Event but prior to a Change in Control that occurs during the term of this Plan.
“Applicable Severance Multiplier” means:
(a) two (2) for any Participant who is a Section 16 Officer; and
(b) one and one-half (1.5) for any Participant other than a Section 16 Officer.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Cause” means the occurrence of any of the following:
(a) the Participant wilfully and continually fails to substantially perform his or her duties of employment (other than because of a mental or physical impairment) for a period of at least 30 days after being given notice of such failure;
(b) the Participant (i) engages in any act of dishonesty, wrongdoing or moral turpitude (whether or not a felony) or (ii) violates the Company’s code of conduct or a Company policy, which violation has an adverse effect upon the Company; or
(c) the Participant breaches his or her duty of loyalty or commits an unauthorized disclosure of proprietary or confidential information of the Company.
For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “wilful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
“Change Event” means the occurrence of any of the following events:
(a) the acquisition by any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (a “Group”) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the securities eligible to vote for the election of the Board (“Company Voting Securities”)) of Beneficial Ownership (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule thereunder), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change Event: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization (as defined below) or Sale (as defined below) that does not constitute a Change in Control; or
(b) the public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer or other unsolicited proposal.

“Change in Control” means the occurrence of any of the following events:
(a) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of, or in connection with, (i) an actual or threatened proxy contest with respect to the election or removal of Incumbent Directors, (ii) an actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board or (iii) an agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation;
(b) the consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable (each of the events referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (A) all or substantially all the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (C) at least 50% of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(c) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change in Control;
(d) any Person, corporation or other entity or Group (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (b) above; or
(e) any other circumstances that the Board determines to be a Change in Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan. Any such determination made by the Board will be irrevocable except by a vote of a majority of the members of the Board who voted in favor of making such determination.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Revelyst, Inc., a Delaware corporation, and any successor thereto.
“Company Plans” has the meaning set forth in Section 9.14(b).
“Conditional Awards” has the meaning set forth in Section 4.02(b).
“Covered Payments” has the meaning set forth in Section 6.01.
“Covered Period” means the period of time beginning on the occurrence of a Change in Control and lasting through the second anniversary of the occurrence of such Change in Control; provided that the Covered Period shall also include the 12-month period following a Change Event if a Change in Control occurs during such 12-month period.
“Disability” will have the meaning given to such term in the Company’s governing long-term disability plan or, if no such plan exists, such term will mean total and permanent disability as determined under the rules of the Social Security Administration.
“Effective Date” has the meaning set forth in Article I.
“Eligible Employee” means any full-time employee of the Company or any of its subsidiaries who is a Section 16 Officer and any other full-time employee of the Company or any of its subsidiaries who is recommended by the chief executive officer of the Company to the Administrator to be a key employee who should be eligible to participate in this Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA and who are not otherwise party to an individual agreement with the Company or any of its subsidiaries that provides for payments and benefits in connection with a certain terminations of employment within a specified period following or preceding a Change in Control.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excise Tax” has the meaning set forth in Section 6.01.
“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:

(a) a material reduction of the Participant’s authorities, duties or responsibilities as in effect immediately prior to the Change in Control (in the case of a Qualifying Termination) or the Change Event (in the case of an Anticipatory Qualifying Termination);
(b) a material reduction in the Participant’s annual base salary in effect immediately prior to the Change in Control (in the case of a Qualifying Termination) or the Change Event (in the case of an Anticipatory Qualifying Termination) other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
(c) the failure of the Company to continue in effect, or the failure to continue the Participant’s participation on substantially the same basis in, any annual incentive plan, long-term cash incentive plan or equity compensation plan in which the Participant participates immediately prior to the Change in Control (in the case of a Qualifying Termination) or the Change Event (in the case of an Anticipatory Qualifying Termination), which results in a material reduction in the Participant’s total compensation;
(d) a relocation of the Participant’s principal place of employment by more than 50 miles from the Participant’s principal job location immediately prior to the Change in Control (in the case of a Qualifying Termination) or the Change Event (in the case of an Anticipatory Qualifying Termination); or
(e) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law.
Good Reason shall not exist until and unless the Participant has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had 30 days from the date on which such notice is provided to cure such circumstances, if curable (the “Cure Period”). If the Participant does not terminate his or her employment for Good Reason within a reasonable period of time, not to exceed three months after the end of the Cure Period, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
“Non-CIC Severance Benefits” means any severance payments or benefits a Participant may become entitled to receive pursuant to any other Company plan, agreement or arrangement in the event of an Anticipatory Qualifying Termination.
“Parachute Payments” has the meaning set forth in Section 6.01.
“Participant” has the meaning set forth in Section 3.01.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
“Plan” means this Revelyst, Inc. Income Security Plan, as may be amended and/or restated from time to time.
“PPACA” has the meaning set forth in Section 4.01(d).
“Qualifying Termination” means the termination of a Participant’s employment during the period beginning on the occurrence of a Change in Control and ending on the second anniversary of such Change in Control that occurs during the term of this Plan either:
(a) by the Company without Cause (but not due to the Participant’s death or Disability); or
(b) by the Participant for Good Reason.
“Reduced Amount” has the meaning set forth in Section 6.01(a).

“Release” has the meaning set forth in Section 5.01(b).
“Severance Benefits” has the meaning set forth in Section 4.01.
“Section 16 Officer” means any executive officer of the Company required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
“Section 409A” has the meaning set forth in Section 9.14(a).
“Unpaid Compensation” has the meaning set forth in Section 4.01(a).
ARTICLE III
PARTICIPATION
Section 3.01. Participants. The Administrator shall designate, on an annual basis, each Eligible Employee chosen by the Administrator to participate in this Plan, which, for the avoidance of doubt, shall include the Company’s Section 16 Officers in any given year, subject, for the avoidance of doubt, to such Section 16 Officer being an Eligible Employee (each, a “Participant”). Appendix A of this Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.
Section 3.02. Removal. The Administrator may remove a Participant from participating in this Plan and/or reduce a Participant’s Applicable Severance Multiplier by providing at least 90 days’ advance written notice to the Participant; provided that no such removal or reduction will be effective if made during the Covered Period.
ARTICLE IV
SEVERANCE BENEFITS
Section 4.01. Qualifying Termination. In the event a Participant experiences a Qualifying Termination, subject to Article V, the Participant shall be entitled to receive the following (collectively, along with all payments and benefits provided for in this Article IV, referred to herein as the “Severance Benefits”):
(a) accrued amounts, consisting of (i) any unpaid base salary, accrued vacation pay and unreimbursed business expenses owed to such Participant through the date of such Qualifying Termination and (ii) any amounts earned by such Participant under any Company annual or long-term incentive plan for any completed performance period, to the extent not previously paid (clauses (i) and (ii), the “Unpaid Compensation”), payable in a lump-sum no later than the 30th calendar day following such Qualifying Termination; provided, however, that notwithstanding the foregoing, payment of the Unpaid Compensation will not be subject to execution of a Release;
(b) a lump-sum cash payment on the 60th calendar day following such Qualifying Termination equal to the product of the Participant’s Applicable Severance Multiplier and the sum of (i) the Participant’s annual base salary computed at the Participant’s highest rate of annual base salary in effect during the six-month period immediately preceding such Qualifying Termination, and (ii) the Participant’s target annual cash bonus for the fiscal year in which such Qualifying Termination occurs;
(c) a lump-sum cash payment on the 60th calendar day following such Qualifying Termination equal to the product of (i) either (A) the target annual cash bonus for the fiscal year in which such Qualifying Termination occurs, if such Qualifying Termination occurs during the first three quarters of such fiscal year, or (B) the greater of the target annual cash bonus for the fiscal year in which such Qualifying Termination occurs and the annual cash bonus that the Participant would have earned for the entire fiscal year in which such Qualifying Termination occurs determined based on projected actual performance for such year, as determined by the Administrator in its sole discretion at the time of such Qualifying Termination, if such Qualifying Termination occurs during the last quarter of such fiscal year; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which such Qualifying Termination occurs and the denominator of which is the total number of days in such fiscal year;
(d) accelerated vesting of any outstanding long-term incentive awards (whether in the form of equity or cash), with any performance-based awards deemed earned at target level. Any long-term incentive awards that vest pursuant to this Section 4.01(d) shall be settled on the 60th calendar day following the occurrence of such Qualifying Termination; and
(e) in the event that, upon such Qualifying Termination, a Participant elects to receive health and dental continuation coverage under COBRA, the Company shall pay the cost of such COBRA continuation coverage for 18 months following such Qualifying Termination in an amount equal to the excess, if any, of the cost of such COBRA continuation coverage over the cost payable for health and dental benefits by active employees of the Company (such excess, the “COBRA Amount”); provided that the Company’s obligations pursuant to this Section 4.01(e) shall cease upon a Participant’s becoming eligible for substantially equivalent health and dental coverage from a subsequent employer. Notwithstanding anything in this Plan to the contrary, if the COBRA continuation coverage provided in this Section 4.01(e) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the Company shall reform this Section 4.01(e) in a manner as is necessary to comply with the PPACA.
Section 4.02. Anticipatory Qualifying Termination. Upon an Anticipatory Qualifying Termination no more than six months prior to a Change in Control, subject to Article V and the occurrence of such Change in Control, in addition to any Non-CIC Severance Benefits the Participant shall be entitled to:
(a) a lump-sum cash payment on the 60th calendar day following the Change in Control in an aggregate amount equal to the excess, if any, of (i) the amounts payable to the Participant pursuant to Section 4.01(b) and Section 4.01(c) over (ii) any cash Non-CIC Severance Benefits payable to the Participant that are based on or related to the Participant’s base salary and annual cash bonus;
(b) accelerated vesting of any Conditional Awards, with any performance-based awards deemed earned at target level. Notwithstanding anything in this Plan or any other Company plan, agreement or arrangement to the contrary, (i) any long-term incentive awards (whether in the form of equity or cash) that, pursuant to their terms or pursuant to any Company plan, agreement or arrangement applicable to the Participant, would otherwise have been forfeited as of such Anticipatory Qualifying Termination shall not be forfeited and, instead, shall be subject to the provisions of this Section 4.02 (such awards, the “Conditional Awards”), (ii) during the period from the date of such Anticipatory Qualifying Termination to the six-month anniversary of such date (such period, the “Anticipatory Period”), the Conditional Awards shall not be capable of vesting or becoming exercisable, if applicable, other than upon the occurrence of a Change in Control and (iii) if a Change in Control does not occur prior to the expiration of the Anticipatory Period then, upon expiration of the Anticipatory Period, the Conditional Awards shall automatically terminate and be forfeited. Any Conditional Awards that are long-term incentive awards that vest pursuant to this Section 4.02(b) shall be settled on the 60th calendar day following the occurrence of the Change in Control;
(c) in the event that, upon such Anticipatory Qualifying Termination, a Participant elects to receive health and dental continuation coverage under COBRA, the Company shall (i) provide the Participant with a lump-sum cash payment on the 60th calendar day following the Change in Control equal to the COBRA Amount in respect of the period from the date of such Anticipatory Qualifying Termination to the occurrence of the Change in Control and (ii) pay the COBRA Amount from the date of the Change in Control until the 18-month anniversary of such Anticipatory Qualifying Termination; provided that the Company’s obligations pursuant to this Section 4.02(c) shall cease upon the Participant’s becoming eligible for substantially equivalent health and dental coverage from a subsequent employer. Notwithstanding anything in this Plan to the contrary, if the COBRA continuation coverage provided in this Section 4.02(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Company shall reform this Section 4.02(c), as applicable, in a manner as is necessary to comply with the PPACA; and

(d) any Unpaid Compensation through the date of such Anticipatory Qualifying Termination, payable in a lump-sum no later than the 30th calendar day following such Anticipatory Qualifying Termination; provided, however, that notwithstanding the foregoing, payment of the Unpaid Compensation will not be subject to execution of a Release as set forth in Section 5.01(b).
For the avoidance of doubt, if the Participant is entitled to the payments and benefits under this Section 4.02, the Participant shall not be entitled to any payments or benefits under Section 4.01.
Section 4.03. Termination due to Disability or Death. If a Participant’s employment with the Company is terminated due to Disability or death during the Covered Period and the term of this Plan, the Company will pay any Unpaid Compensation through the date of such termination to the Participant or his or her designated beneficiaries (or, if there are no such designated beneficiaries, to the Participant’s estate), respectively. The payment of any other amounts or benefits to the Participant or his or her beneficiaries or estate will be determined in accordance with any compensation or benefit plans and programs of the Company then in effect at the time such payments are due. The Company will have no further obligations to such Participant under this Plan.
Section 4.04. Termination for Cause or by the Participant without Good Reason. If a Participant’s employment with the Company is terminated during the Covered Period and the term of this Plan either by the Company for Cause or voluntarily by such Participant without Good Reason, the Company will pay the Participant any Unpaid Compensation through the date of such termination. The payment of any other amounts to the Participant will be determined in accordance with any compensation or benefit plans and programs of the Company then in effect at the time such payments are due. The Company will have no further obligations to such Participant under this Plan.
Section 4.05. Notice of Termination. Any termination of a Participant’s employment by the Company for Cause or by the Participant for Good Reason will be communicated by written notice indicating the specific provision in this Plan relied upon for the termination of employment of any Participant in accordance with the provisions of this Plan. Such notice will set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination pursuant to such provision and will be delivered to such Participant or the Administrator, as the case may be.
ARTICLE V
CONDITIONS
Section 5.01. Conditions. A Participant’s entitlement to any severance benefits under Article IV will be subject to:
(a) the Participant having a Qualifying Termination or an Anticipatory Qualifying Termination, as applicable, and the occurrence of a Change in Control; and
(b) the Participant executing a release of claims in favor of the Company, its Affiliates and their respective officers and directors (the “Release”) and such Release becoming effective and irrevocable no later than 55 calendar days following the Participant’s Qualifying Termination or, in the case of an Anticipatory Qualifying Termination, the Change in Control; provided that, for the avoidance of doubt, payment of any Unpaid Compensation will not be subject to execution of a Release.
In the event that the Release is not executed, or is revoked, on or prior to the 55th calendar day after the Qualifying Termination or the Change in Control, as applicable, the Participant will forfeit all entitlement to the severance amounts described in this Plan (other than, for the avoidance of doubt, the Unpaid Compensation). All references to a Release in this Plan shall mean a release substantially in the form attached as Appendix B.

Section 5.02. Restrictive Covenants. The Company’s obligation to provide the severance benefits under Article IV to a Participant will be conditioned on the Participant’s continuing compliance with the confidentiality, non-disparagement, non-competition and non-solicitation covenants set forth in the Release.
ARTICLE VI
SECTION 280G
Section 6.01. Reduction. Notwithstanding any other provision of this Plan or any other plan, agreement or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Article VI, be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:
(a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or
(b) payable in full if the Participant’s receipt on a net after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.
Section 6.02. Order of Reduction. In the event of a reduction of benefits under this Article VI, the Covered Payments shall be reduced in the order that results in the greatest economic benefit to the Participant in a manner that would not result in subjecting the Participant to additional taxation under Section 409A of the Code.
Section 6.03. Determinations. Any determination required under this Article VI shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Article VI. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Article VI.
Section 6.04. No Gross-Up. For the avoidance of doubt, in no event shall the Participant be entitled under this Plan to a gross up from the Company to cover any Excise Tax to which he or she may be subject.
ARTICLE VII
CLAIMS PROCEDURES
Section 7.01. Original Claim. Any Participant, former Participant, or beneficiary of such Participant or former Participant, if he or she so desires, may file with the Administrator a written claim for Severance Benefits under this Plan. Within 90 days after the filing of such a claim, the Administrator will notify the claimant in writing whether the claim is upheld or denied (in whole or in part), or will furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 180 days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Administrator will state in writing:

(a) the specific reason or reasons for the denial of the Participant’s claim;
(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based; and
(c) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary.
Section 7.02. Review of Denied Claims. Within 60 days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Administrator a written request for a review and may, in conjunction therewith, submit written issues and comments. Within 60 days after the filing of such a request for review, the Administrator shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 120 days from the date the request for review was filed) to reach a decision on the request for review.
Section 7.03. General Rules. The following general rules will apply to all claims for Severance Benefits:
(a) no inquiry or question from a Participant regarding Severance Benefits will be deemed to be a claim or request for review of a denied claim, unless made in accordance with the procedures described in Section 7.01. The Administrator may require that any claim for benefits be filed on forms to be furnished to the claimant upon request;
(b) all decisions on claims and requests for review of denied claims will be made by the Administrator;
(c) the Administrator may, in its discretion, hold one or more hearings on a claim or request for review of a denied claim;
(d) a claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Administrator reserves the right to require the claimant to furnish written notice that such lawyer or other representative is authorized to represent the claimant;
(e) the decision of the Administrator on a claim or request for review of a denied claim will be provided to the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim will be deemed to have been denied; and
(f) prior to filing a claim or request for review of a denied claim, the claimant or his or her lawyer or other representative will have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company.
Section 7.04. Legal Fees. The Company will pay all reasonable legal fees, costs of litigation, prejudgment interest and other expenses that are incurred in good faith by a Participant as a result of (a) the Company’s refusal to provide the Severance Benefits to which the Participant becomes entitled under this Plan, (b) the Company (or any third party) contesting the validity, enforceability or interpretation of this Plan or (c) any conflict between the Participant and the Company pertaining to this Plan; provided, however, that if a court determines that the Participant’s claims were brought without a reasonable belief in the merits of such claims, the Company will have no obligations under this Section 7.04.
ARTICLE VIII
ADMINISTRATION AND AMENDMENT
Section 8.01. Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret this Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under this Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer this Plan according to its terms and to interpret Plan policies and procedures;
(b) resolve and clarify inconsistencies, ambiguities and omissions in this Plan and among and between this Plan and other related documents;
(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan;
(e) process and approve or deny all claims for benefits; and
(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with this Plan.
The decision of the Administrator on any disputes arising under this Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under this Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 8.02. Amendment. Any provision of this Plan may be amended or modified (which modification may include the termination of any Participant’s participation in this Plan) by the Administrator at any time; provided, however, that (a) during the period beginning on the date of a Change in Control and ending on the second anniversary date of such Change in Control, no provision of this Plan may be amended or modified (unless such modification or waiver is agreed to in writing by any affected Participant) and (b) if a Change Event occurs during the 12-month period immediately prior to the date of a Change in Control, any amendment or modification to this Plan during such 12-month period will be deemed null and void (unless such modification or amendment is agreed to in writing by any affected Participant).
ARTICLE IX
GENERAL PROVISIONS
Section 9.01. At-will Employment. This Plan does not alter the status of each Participant as an at-will employee of the Company. This Plan is not, and nothing herein will be deemed to create, an employment contract between the Participant and the Company. The Company may at any time change any Participant’s compensation, title, employment responsibilities, job location and any other aspect of the Company’s employment relationship with such Participant, or terminate such Participant’s employment prior to a Change in Control (subject to such termination being determined to be an Anticipatory Qualifying Termination and entitling the Participant to Severance Benefits pursuant to Section 4.02).
Section 9.02. Effect on Other Plans, Agreements and Benefits.
(a) This Plan contains the entire understanding of the Company and the Participant with respect to the subject matter hereof.
(b) Any Severance Benefits payable to a Participant under this Plan will be reduced by any severance benefits (i) to which the Participant would otherwise be entitled under any other plan, arrangement or policy maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the plan, arrangement, policy or agreement expressly provides for severance benefits to be in addition to those provided under this Plan); and (ii) to which the Participant is entitled by operation of a statute or government regulations.

Section 9.03. Payment, Mitigation and Offset.
(a) This Plan establishes in a Participant a right to the Severance Benefits to which such Participant is entitled hereunder, subject to the conditions of Article V and to the Administrator’s right to terminate or amend this Plan in accordance with Sections 1.03 and 8.02. The Company’s obligation to make the payments or distributions with respect to Severance Benefits will not be affected by any circumstances (including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Participant). Notwithstanding the foregoing sentence, the Company will have no obligation to make any payment to any Participant under this Plan to the extent (but only to the extent) that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction. Such final order will not affect, impair or invalidate any provision of this Plan not expressly subject to such order.
(b) A Participant will not be obligated to seek other employment in mitigation of the Severance Benefits the Company is required to provide under this Plan, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to provide Severance Benefits under this Plan.
Section 9.04. Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan. If any provision of this Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of this Plan shall not be affected but shall remain in full force and effect.
Section 9.05. Notices. All notices, requests, demands, and other communications hereunder will be sufficient if in writing and will be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Participant at the last address he or she has filed in writing with the Company, or, in the case of the Company, at its principal executive offices.
Section 9.06. Includable Compensation. Severance Benefits provided hereunder will not be considered “includable compensation,” “recognized compensation,” “recognized earnings” or “final average earnings” for purposes of determining the Participant’s benefits under any other plan, policy or program of the Company, unless otherwise expressly provided in such other plan, policy or program.
Section 9.07. Headings and Subheadings. Headings and subheadings contained in this Plan are intended solely for convenience and no provision of this Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 9.08. Unfunded Obligations. The amounts to be paid to Participants under this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 9.09. Successors; Assignment.
(a) This Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns. The Company will require any successor to the Company (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such an agreement to such express assumption is obtained, this Plan will be binding upon any successor in accordance with the operation of law, and such successor will be deemed to be the “Company” for purposes of this Plan.
(b) The rights and benefits under this Plan are personal to a Participant and without the prior written consent of the Company shall not be assignable by the Participant, and any assignment in violation of this Plan shall be void. This Plan shall inure to the benefit of and be enforceable by the Participant’s heirs, successors, assigns and legal representatives. If the Participant dies while any amount would still be payable to such Participant had he or she continued to live, all such amounts will be paid in accordance with the terms of this Plan to such Participant’s designated (or, if there are no such designated beneficiaries, to the Participant’s estate).
Section 9.10. Waiver. Any party’s failure to enforce any provision or provisions of this Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan.
Section 9.11. Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of this Plan will be brought in the state courts of Delaware, located in Wilmington, Delaware and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 9.12. Clawback. Any amounts payable under this Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant, including pursuant to Rule 10D-1 of the Securities and Exchange Act of 1934. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 9.13. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation with respect to any payments made to a Participant, whether or not paid pursuant to this Plan.
Section 9.14. Section 409A.
(a) It is intended that the provisions of this Plan comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) Neither a Participant nor any of his or her creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (this Plan and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by such Participant to the Company or any of its Affiliates.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) such Participant is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of a Participant’s employment, shall only be paid or provided to such Participant upon his or her separation from service (within the meaning of Section 409A).

(d) For purposes of Section 409A, each payment under this Plan will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(e) Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Plan, the benefits and reimbursements provided to a Participant under this Plan and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to a Participant under the relevant section of this Plan or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1) (iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to a Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
(f) The Company makes no representations concerning the tax consequences of a Participant’s participation in this Plan under Section 409A of the Code or any other Federal, state or local tax law. A Participant’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.
(g) Notwithstanding any provision in this Plan to the contrary, if the 55-day period for making and not revoking the Release ends in a calendar year commencing after the Participant’s Qualifying Termination or the Change in Control, as applicable, no Severance Benefit payable under Section 4.01 or Section 4.02 (excluding, for the avoidance of doubt, the Unpaid Compensation) shall be payable earlier than the first day of the calendar year following such Qualifying Termination or Change in Control, as applicable.